THIRD ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
PREMIER EXHIBITIONS, INC.

15 FEB 27 AM 8: 24
SECRETARY OF STATE
TALLAHASSEE, FLORIDA
FILED

Florida Document No.: P04000111036

The undersigned, for the purpose of amending the Articles of Incorporation filed by PREMIER EXHIBITIONS, INC. (the "Corporation") pursuant to Section 607.1006 of the Florida Business Corporation Act (the "Act"), hereby adopts the following amendment to its Articles of Incorporation:

AMENDMENT ADOPTED

Article V of the Articles of Incorporation, as filed with the Secretary of State of the Florida Division of Corporations on July 28, 2004 and as amended on September 1, 2005 and on August 6, 2009, is hereby deleted in its entirety and replaced with the following (the "Amendment"):

ARTICLE V
AUTHORIZED SHARES

"The aggregate number of shares which the Corporation shall have the authority to issue shall be SIXTY-FIVE MILLION (65,000,000) shares of voting common stock with $.0001 par value per share ("Common Stock").

On the close of business on the date these Third Articles of Amendment to Articles of Incorporation are filed with the Secretary of State of the Florida Division of Corporations (the "Effective Time"), each ten (10) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Corporation, be combined and converted into one (1) share of Common Stock, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). At the Effective Time, there shall be no change in the number of authorized shares that the Corporation shall have the authority to issue. No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive one additional whole share of Common Stock."

ADOPTION DATE OF AMENDMENT

The Amendment was adopted by the Board of Directors of the Corporation by resolution at a meeting duly called and held on December 18, 2014. The holders of the Corporation's Common Stock are the only voting group entitled to vote on the Amendment. The Amendment was adopted by the shareholders at a meeting duly called and held on February 26, 2015. The number of votes cast for the amendment by the shareholders was sufficient for approval.

EFFECT OF AMENDMENT

The Amendment does not adversely affect the rights or preferences of the holders of the outstanding shares of any class or series.

EFFECTIVE DATE OF AMENDMENT

The Amendment shall become effective on the close of business on the date the Amendment is filed with the Secretary of State of the Florida Division of Corporations.

IN WITNESS WHEREOF, the undersigned signed this Amendment this 27th day of February 2015.

PREMIER EXHIBITIONS, INC.

By: ______________________

Name: Samuel S. Weiser

Title: Executive Chairman

FILED
15 FEB 27 AM 8:24
SECRETARY OF STATE
TALLAHASSEE, FLORIDA